Exhibit 99.1
FOR IMMEDIATE RELEASE
Lear Contacts:
Mel Stephens
(248) 447-1624
Ed Lowenfeld
(248) 447- 4380
Lear Declares Quarterly Cash Dividend
      SOUTHFIELD, Michigan, May 12, 2011 — Lear Corporation [NYSE: LEA], a leading global supplier of automotive seating and electrical power management systems, today announced that its Board of Directors has declared a quarterly cash dividend of $0.125 per share on the company’s common stock. The dividend is payable on June 22, 2011, to shareholders of record at the close of business on June 3, 2011.
     Lear Corporation is one of the world’s leading suppliers of automotive seating and electrical power management systems. The Company’s world-class products are designed, engineered and manufactured by a diverse team of approximately 92,500 employees located in 35 countries. Lear’s headquarters are in Southfield, Michigan, and Lear is traded on the New York Stock Exchange under the symbol [LEA]. Further information about Lear is available on the internet at http://www.lear.com.
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